Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of October 23, 2025 (the “Effective Date”), is entered into by and between Warehouse Goods LLC, a Delaware corporation (referred to as the “Company”, and together with its current and future parent companies, subsidiaries and affiliates including but not limited to Greenlane Holdings Inc. and Greenlane Subsidiary Inc., the “Company Group”), and Benjamin Isenberg (the “Employee”). (Company and Employee are sometimes individually referred to herein as a “Party” and collectively as the “Parties”).

WHEREAS, the Company and the Employee desire to enter into an employment agreement to set forth the terms and conditions of Employee’s employment with the Company starting on the Effective Date.

NOW, THEREFORE, in consideration of the foregoing recitals, which are made a part hereof, the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Employment Term. Unless terminated earlier in accordance with Section 4 hereof, Employee’s employment with the Company pursuant to this Agreement shall be for an initial term of thirty (30) months commencing on the Effective Date and (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for successive one-year terms (each such successive year being a “Renewal Term,” and, together with the Initial Term, or such lesser period in the event of termination of Employee’s employment prior to the expiration of the Initial Term or a Renewal Term by a Party pursuant to the provisions of this Agreement, the “Employment Term”), unless either Party gives written notice to the other Party not less than sixty (60) days prior to the end of the Initial Term or a Renewal Term, as the case may be, of such Party’s election not to renew this Agreement (“Notice of Non-Renewal”).

2. Position and Duties; Exclusive Employment; Principal Location; No Conflicts.

(a) Position and Duties. During the Employment Term, the Employee shall serve as Chief Investment Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”), and shall have such duties, authority, and responsibility as shall be assigned and determined from time to time by the Board, including duties and responsibilities for the Company and the Company Group without additional compensation or benefits other than as set forth in this Agreement.

(b) Exclusive Employment. Except as permitted under this section, Employee agrees to devote such time and attention as may be required by the Employee to perform the Employee’s duties hereunder and in furtherance of the business of the Company Group. Employee shall (i) perform Employee’s duties and responsibilities hereunder honestly, in good faith, to the best of Employee’s abilities in a diligent manner, and in accordance with the Company Group’s policies and applicable law, (ii) promote the success of the Company Group, and (iii) not do anything, or permit anything to be done at Employee’s direction, that is intended to be inconsistent with Employee’s duties to the Company Group or opposed to the best interests of the Company Group or which is a conflict of interest. Employee may engage in other business activities, investments, and ventures, provided such activities do not materially interfere with Employee’s duties to the Company or create an undisclosed direct or indirect conflict of interest with the Company Group’s business activities. The determination of whether an activity creates a conflict of interest shall be made reasonably and in good faith by the Board after consultation with Employee. Employee may own shares of any publicly traded company. Notwithstanding the foregoing, Employee may engage in civic and not-for-profit activities, as long as such activities do not interfere with Employee’s performance of Employee’s duties to the Company Group or the commitments made by Employee in this Section 2(b).

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(c) Principal Location; Travel. During the Employment Term, the Employee shall perform the duties and responsibilities required by this Agreement remotely from the Employee’s home office located in Nassau, Bahamas, but will be required to travel to other locations, including internationally, as may be reasonably necessary to fulfill the Employee’s duties and responsibilities hereunder, with such travel requirements not to exceed 25% of Employee’s working time without Employee’s prior written consent, with all travel expenses to be paid or reimbursed by the Company in accordance with its travel policy.

(d) No Conflict. Employee represents and warrants to the Company that Employee has the capacity to enter into this Agreement, and that the execution, delivery and performance of this Agreement by Employee will not violate any agreement, undertaking or covenant to which Employee is party or is otherwise bound, including any obligations with respect to non-competition, non-solicitation, or proprietary or confidential information of any other person or entity.

3. Compensation; Benefits.

(a) Base Salary. During the Employment Term, the Company shall pay to Employee an annualized base salary of Four Hundred Thousand and No/100 Dollars ($400,000.00) (the “Base Salary”), payable in regular installments in accordance with the Company’s customary payroll practices and procedures, but in no event less frequently than monthly, and prorated for any partial year worked. The Base Salary is subject to review annually throughout the Employment Term by the Compensation Committee (the “Compensation Committee”) of the Board and the Board and may be subject to increase in the Board’s discretion.

Signing Bonus. In recognition of the Employee’s commitment to join the Company, which shall not be considered part of the Employee’s Base Salary or Annual Bonus, the Company shall, within 3 (three) days of the execution of this Agreement, pay to the Employee a one-time, cash, signing bonus in the amount of Two Hundred Thousand Dollars ($200,000.00) (the “Signing Bonus”).

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(b) Annual Bonus.

(i) Amount. For each complete fiscal year during the Employment Term Employee shall be eligible to receive an annual performance-based bonus (the “Annual Bonus”) based upon achieved Company performance metrics for the given fiscal year and/or Employee achievement of identified individual performance goals, all as determined by the Compensation Committee within the first quarter of such applicable fiscal year during the Employment Term. As of the Effective Date, the Employee’s annual target bonus opportunity shall be equal to one hundred percent (100%) of Base Salary. The Annual Bonus shall be structured such that (x) fifty percent (50%) of the target opportunity is based on Company performance against financial metrics established by the Compensation Committee (which may include revenue, EBITDA, or other objective Company-wide performance measures), and (y) fifty percent (50%) of the target opportunity is based on achievement of individual performance goals under the Employee’s control, as established in good faith by the Compensation Committee in consultation with the Employee at the beginning of each fiscal year. Achievement of the Annual Bonus shall be determined on a partial and tiered basis, such that partial achievement of Company or individual performance goals results in proportionate partial payment of the applicable component of the Annual Bonus, rather than an all-or-nothing outcome. The specific performance metrics, targets, and corresponding bonus amounts shall be mutually agreed upon in writing between Employee and the Compensation Committee within the first thirty (30) days of each fiscal year.

(ii) Timing of Payment. The Annual Bonus shall be paid in the

Immediately following fiscal year to the fiscal year to which the Annual Bonus relates at the same time bonuses are paid to other executives of the Company, but in no event later than ten (10) weeks following the end of the fiscal year to which the Annual Bonus relates.

(iii) Form of Payment. The Annual Bonus shall be paid in cash.

(iv) Conditions to Payment. Employee shall be eligible for a pro-rated portion of the Annual Bonus for any partial year worked, provided Employee has not been terminated for Cause. If Employee’s employment terminates without Cause or for Good Reason, Employee shall be entitled to a pro-rated Annual Bonus based on actual performance through the termination date. Unless otherwise provided in this Agreement, if Employee incurs a termination of employment prior to the last day of the fiscal year to which the Annual Bonus relates, Employee shall not be entitled to any Annual Bonus for such fiscal year.

(c) Welfare Benefit Plans. During the Employee’s employment with the Company, the Employee shall be eligible for participation in the welfare benefit plans, practices, policies and programs (including, if applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) that are maintained by, contributed to or participated in by the Company, subject in each instance to the underlying terms and conditions (including plan eligibility provisions) of such plans, practices, policies and programs.

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(d) Credit Card Use for Business Expenses. The Company shall provide the Employee with a Company-issued credit card, which the Employee shall use exclusively for reasonable and documented business expenses incurred in the course of performing Employee’s duties for the Company Group. The Employee agrees to use the credit card in compliance with the Company Group’s policies and practices regarding expense management and shall submit receipts and other appropriate documentation as required by the Company to substantiate such expenses. The Employee understands and agrees that any misuse or unauthorized use of the credit card may result in disciplinary action, up to and including termination of employment.

(e) Additional Expenses. Subject to Section 23 below and in addition to (e) above, during the Employee’s employment with the Company, the Employee shall be entitled to reimbursement of all documented reasonable business expenses incurred by the Employee in accordance with the policies, practices and procedures of the Company applicable to employees of the Company, as in effect from time to time.

(f) Fringe Benefits. During the Employment Term, the Employee shall be eligible to receive such fringe benefits and perquisites as are provided by the Company, in its sole discretion, to its employees from time to time, in accordance with the policies, practices and procedures of the Company.

(g) Paid Time Off. During the Employment Term, Employee shall be entitled to a minimum of four (4) weeks of paid time off annually, with additional time off as needed in accordance with the plans, policies, programs and practices of the Company applicable to its executives, with reasonable notice to the Board.

(h) Withholding Taxes. All forms of compensation paid or payable to the Employee from the Company or the Company Group, whether under this Agreement or otherwise, are subject to reduction to reflect applicable withholding and payroll taxes pursuant to any applicable law or regulation.

4. Termination. This Agreement and Employee’s employment with the Company may be terminated in accordance with any of the following provisions.

(a) Expiration of Employment Term. This Agreement and Employee’s employment with the Company will terminate upon expiration of the Employment Term following Notice of Non- Renewal provided by either Party to the other Party in accordance with Section 1 hereof. Any Notice of Non-Renewal given by the Company to the Employee shall constitute a termination of this Agreement by the Company without Cause. Any Notice of Non-Renewal given by the Employee to the Company shall constitute a resignation by the Employee.

(b) Termination By the Company Without Cause. The Company may terminate this Agreement and Employee’s employment with the Company at any time without Cause (as defined in Section 4(d)) by providing written notice of termination to Employee.

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(c) Resignation By Employee Not for Good Reason. Employee may terminate this Agreement and Employee’s employment with the Company for any reason, by providing written notice to the Company at least thirty (30) days prior to the effective date of termination (the “Notice Period”). During the Notice Period, Employee shall continue to perform the duties of Employee’s position and the Company shall continue to compensate Employee as set forth herein. Notwithstanding the foregoing, if Employee provides the Company with notice of termination pursuant to this Section 4(c), the Company will have the option of requiring Employee to immediately vacate the Company’s premises and cease performing Employee’s duties hereunder. If the Company so elects this option, then the Company will be obligated to provide the compensation and benefits hereunder to Employee for the duration of the Notice Period.

(d) Termination By the Company For Cause. The Company may immediately terminate this Agreement and Employee’s employment with the Company for Cause, which shall be effective upon delivery by the Company of written notice to Employee of such termination, subject to any cure period as required herein. For purposes of this Agreement, “Cause” shall mean, with respect to the Employee, one or more of the following: (i) the conviction of the Employee of the commission of a felony or other crime involving moral turpitude (including pleading guilty or no contest to such crime), whether or not such felony or other crime was committed in connection with the business of the Company Group; (ii) the commission of any act or omission involving willful misconduct, moral turpitude, misappropriation, embezzlement, dishonesty, or fraud in connection with the performance of the Employee’s duties and responsibilities hereunder; (iii) reporting to work under the influence of alcohol or illegal drugs, or other conduct that demonstrably and substantially harms the Company Group’s reputation through willful and malicious actions directly attributable to Employee, whether in conjunction with the performance of Employee’s duties on behalf of the Company Group or otherwise; (iv) willful and persistent failure or refusal to perform material duties and responsibilities as reasonably directed by the Board, after written notice specifying in detail the deficiencies in performance and a reasonable opportunity of not less than thirty (30) days to cure such deficiencies; (v) any act or omission deliberately aiding or abetting a competitor of the Company Group to the disadvantage or detriment of the Company Group; (vi) breach of any applicable fiduciary duty to the Company Group; (vii) gross negligence in the performance of the Employee’s duties that results in, or is reasonably likely to result in, material harm to the Company Group; (viii) a material violation of any written policy of the Company Group applicable to senior executives, including without limitation the Company’s code of conduct, insider trading policy, anti-discrimination or anti-harassment policies, or any other applicable policy reasonably designated by the Board as being critical to the Company Group’s compliance or risk management framework; (ix) willful and continued failure or refusal to reasonably cooperate in any internal investigation or any investigation or proceeding by a regulatory or law enforcement authority, after written request by the Company; (x) the unauthorized use or disclosure of Confidential Information or Trade Secrets (as defined in this Agreement or any applicable agreement between the Employee and the Company), which materially harms or could reasonably be expected to materially harm the Company Group; or (xi) any other material breach of this Agreement. The Company shall not have the right to terminate for Cause under subsections (iii), (iv), (viii), (ix), (x), or (xi) of this Section 4(d) unless and until the Company provides Employee written notice containing detailed reasons for the Cause termination and at least fifteen (15) days to cure any act or omission constituting Cause pursuant to such subsections prior to the effective termination date, provided however that the act or omission is, in fact, curable. Employee shall have a reasonable opportunity to cure any alleged Cause event each time it occurs, provided that for substantially similar violations, Employee shall have only one cure opportunity within any 12-month period.

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(e) Termination as a Result of Death or Disability of Employee. This Agreement and the Employee’s employment with the Company shall terminate automatically upon the date of the Employee’s death without notice by or to either Party. This Agreement and the Employee’s employment with the Company shall be terminated upon thirty (30) days’ written notice by the Company to the Employee that the Company has made a good faith determination that the Employee has a Disability that cannot be accommodated under the requirements of law. For purposes of this Agreement, “Disability” means the incapacity or inability of the Employee, whether due to accident, sickness or otherwise, as confirmed in writing by a medical doctor acceptable to the Company, to perform the essential functions of the Employee’s position under this Agreement, even with reasonable accommodation, for ninety (90) consecutive days OR an aggregate of one hundred eighty (180) days during any twelve (12) month period of the

Employee’s employment with the Company; provided however, in the event that the Company temporarily replaces Employee, or transfers the Employee’s duties or responsibilities to another individual on account of the Employee’s inability to perform such duties due to an incapacity which is, or is reasonably expected to become, a Disability, then the Employee’s employment shall not be deemed terminated by the Company and Employee shall not be able to resign with Good Reason as a result thereof (for the avoidance of doubt, the Employee shall resume his employment under this Agreement upon his return from any such temporary inability to perform such duties or physical incapacity that does not become a Disability). Upon written request by the Company, the Employee shall, as soon as practicable, provide the Company with medical documentation and other information sufficient to enable the Company to determine whether the Employee has a Disability.

(f) Termination by Employee for Good Reason. Employee may terminate this Agreement at any time for Good Reason, provided that the Company shall have ten (10) days from such notice of termination in which to cure (if curable) any act or omission constituting Good Reason pursuant to subsections (i) to (iv) below prior to the effective termination date. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s written consent, the occurrence of any of the following events:

(i)	a material diminution in Employee’s Base Salary;

(ii)	a material diminution in Employee’s title, authority, duties, or responsibilities;

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(iii)	a material change in the geographic location at which Employee is required to perform services (excluding travel reasonably required in connection with the performance of Employee’s duties);

(iv)	a material breach by the Company of this Agreement or any other material written agreement with Employee, including but not limited to failure to timely pay any compensation or benefits due;

(v)	a Change of Control of the Company (as defined below); or

(vi)	any conduct by the Company or its representatives that constitutes harassment, discrimination, or other behavior that would reasonably give rise to a claim for constructive discharge under applicable law. Any termination by Employee for Good Reason shall be construed to comply with, and be interpreted consistent with, Treasury Regulation Section 1.409A-1(n), and the parties intend that any severance or other payments upon such termination shall either be exempt from, or compliant with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A of the Code”).

5. Obligations of the Company Upon Termination.

(a) Termination By the Company Without Cause or By the Employee for Good Reason. If the Employee incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Term, by reason of a termination of the Employee’s employment by the Company without Cause, the Employee’s resignation for Good Reason, the Company shall:

(i) Pay Employee within thirty (30) days after the effective date of termination or by such earlier date if required by applicable law, (A) the aggregate amount of Employee’s earned but unpaid Base Salary then in effect, (B) incurred but unreimbursed documented reasonable reimbursable business expenses through the date of such termination, and (C) any other amounts due under applicable law, in each case earned and owing through the date of termination (collectively, the “Accrued Obligations”);

(ii) Pay to Employee the amount of any Annual Bonus earned, but not yet paid, with respect to the fiscal year prior to the fiscal year in which the date of termination of Employee’s employment with the Company occurs which such payment shall be made to Employee in accordance with Section 3(b) hereof (the “Earned Bonus”) and (ii) the amount of the Annual Bonus at fifty percent (50%) of the maximum eligibility, pro-rated based on the number of the days in the calendar year in which Employee was employed for that calendar year to which the bonus relates, which sum shall be paid within fifteen (15) days after the Release (as defined in Section 5(a)(iii)) becomes effective; and

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(iii) In addition to the Accrued Obligations, subject to (A) Section 5(c) below, (B) the Employee timely signing, delivering, and not revoking (if applicable) the Release (as defined in this Section 5(a)(iii)), and (C) the Employee’s compliance with the Employee’s post termination obligations in Sections 6, 7, 8 and 9 hereof following the termination of Employee’s employment with the Company, the Company shall pay to the Employee: (a) severance equal to twelve (12) months of the Base Salary in effect on the date of termination (or any higher Base Salary in effect during the preceding twelve months); and (b) pay to the Employee a cash payment in an amount equal to the applicable COBRA premium payments (as reasonably determined by the Administrator as of the time of Employee’s termination of employment) that would be payable by the Employee to continue the Employee’s company-provided medical, dental, and/or vision coverage for the Participant and any dependents covered at the time of termination, for the full severance period of twelve (12) months; (the foregoing benefits collectively referred to as the “Severance”). Employee shall have no duty or obligation to mitigate any damages or losses arising from the termination of employment, and the Severance payments shall not be reduced or offset by any earnings, compensation, or benefits Employee may receive from other employment or any other source following termination.

Notwithstanding the foregoing, it shall be a condition to the Employee’s right to receive the Severance that the Employee execute and deliver to the Company an effective general release of claims in a mutually agreeable form (which shall be provided to Employee within 5 business days of termination), limited to claims arising from employment and excluding any claims for indemnification, vested benefits, or breach of this Agreement (the “Release”), within forty-five (45) days following the date of termination of Employee’s employment with the Company, and that the Employee not revoke such Release during any applicable revocation period (the combined review period and revocation period hereinafter referred to as the “Consideration Period”). Subject to Section 5(c) below, upon timely execution, delivery and non-revocation of the Release by Employee, the Severance payment shall be delivered to the Employee. The Employee shall have no duty to mitigate damages in order to receive the Severance payment, and any compensation or earnings from subsequent employment or self-employment shall not reduce or offset the Severance payment in any way.

(b) Termination By the Employee For Any Reason Other Than Good Reason; Termination By the Company For Cause; Termination Due to Death or Disability of Employee. If the Employee terminates the Employee’s employment and this Agreement for any reason other than Good Reason, the Company terminates the Employee’s employment and this Agreement for Cause, or due to the Employee’s death or Disability, then the Company’s obligation to compensate the Employee shall in all respects cease as of the date of termination, except that the Company shall pay to the Employee (or the Employee’s estate in the event of death) (i) the Accrued Obligations within thirty (30) days after the effective date of termination (or by such earlier date if required by applicable law), and (ii) the Earned Bonus for the prior year, if any, in accordance with Section 3(b) hereof.

(c) Six-Month Delay. To the maximum extent permitted under Section 409A of the Code, the Severance payable under Section 5(a)(iii) is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii). To the extent the overall Severance payable under Section 5(a)(iii) does not qualify for the “separation pay exception,” then notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payable under Section 5(a)(iii) hereof, shall be paid to the Employee during the six (6)-month period following the Employee’s termination of employment with the Company if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under paragraph (a)(2)(B)(i) of Section 409A of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6) month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Employee’s death), the Company shall pay to the Employee a lump- sum amount equal to the cumulative amount that would have otherwise been payable to the Employee during such delay period (without interest).

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6. Equity Acceleration.

(a)	In the event of: (i) the termination of Employee’s employment by the Company without Cause or by Employee for Good Reason; or (ii) a Change of Control of the Company, all of Employee’s unvested equity awards (including but not limited to stock options, restricted stock units, performance stock units, token grants or any other form of equity compensation) shall immediately vest and become exercisable in full.

(b)	For purposes of this Agreement, “Change of Control” means (A) the acquisition by any person or group of more than 50% of the Company’s voting stock; (B) a merger, consolidation, or similar transaction resulting in a change of more than 50% of the Company’s voting power; or (C) a sale of all or substantially all of the Company’s assets; except that (i) any change in the ownership of the stock of the Company as a result of the issuance of new shares of the Company that is approved by the Board, or shareholders of the Company as the case may be, or the issuance of new stock of the Company related to funding the cryptocurrency strategy for the Company, (ii) any transfer or spinout of assets related to the Company’s legacy business prior to adopting a cryptocurrency strategy, or (iii) any sale or disposition of BERA tokens, will not be considered a Change in Control.

7. Non-Disclosure of Confidential Information.

(a) Confidential Information. Employee acknowledges that in the course of Employee’s employment with the Company, the Employee will use, have access to, and develop Confidential Information (as defined herein) of the Company Group. For purposes of this Agreement, “Confidential Information” shall mean and include all information, whether written or oral, tangible or intangible (in any form or format), of a private, secret, proprietary or confidential nature, of or concerning the Company Group or the business or operations of the Company Group, including without limitation: any trade secrets or other confidential or proprietary information which is not publicly known or generally known in the industry; the identity, background, and preferences of any current, former, or prospective clients, suppliers, vendors, referral sources, and business affiliates; pricing and financial information; current and prospective client, supplier, or vendor lists and leads; proposals with prospective clients, suppliers, vendors, or business affiliates; contracts with clients, suppliers, vendors or business affiliates; marketing plans; brand standards guidelines; proprietary computer software and systems; marketing materials and information; information regarding corporate opportunities; operating and business plans and strategies; research and development; policies and manuals; personnel information of employees that is private and confidential; any information related to the compensation of employees, consultants, agents or representatives of the Company Group; sales and financial reports and forecasts; any information concerning any product, technology or procedure employed by the Company Group but not generally known to its current or prospective clients, suppliers, vendors or competitors, or under development by or being tested by the Company Group; any inventions, innovations or improvements covered by Section 8 hereof; and information concerning planned or pending acquisitions or divestitures. Notwithstanding the foregoing, the term Confidential Information shall not include information which (A) becomes available to Employee from a source other than the Company Group or from third parties with whom the Company Group is not bound by a duty of confidentiality, (B) becomes generally available or known in the industry through no fault of Employee, or (C) is required to be disclosed by court order or other legal or regulatory disclosure requirement.

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(i) During the course of Employee’s employment with the Company and for a period of two (2) years thereafter: (A) Employee agrees to use Employee’s best efforts to maintain the confidentiality of the Confidential Information, including adopting and implementing all reasonable procedures prescribed by the Company Group to prevent unauthorized use of Confidential Information or disclosure of Confidential Information to any unauthorized person and (B) Employee shall not use Confidential Information for any purpose other than as required in the ordinary course of Employee’s duties.

(ii) Employee agrees that all Confidential Information shall be the Company Group’s sole property during and after Employee’s employment with the Company. Employee agrees that Employee will not remove any hard copies of Confidential Information from the Company Group’s premises, will not download, upload, or otherwise transfer copies of Confidential Information to any external storage media, cloud storage, personal email address of Employee or email address that is not owned by the Company Group (except as necessary in the performance of Employee’s duties for the Company Group and for the Company Group’s sole benefit), and will not print hard copies of any Confidential Information that Employee accesses electronically from a remote location (except as necessary in the performance of Employee’s duties for the Company Group and for the Company Group’s sole benefit).

(iii) Other than as contemplated in Section 6(a)(iv) below, in the event that Employee becomes legally obligated to disclose any Confidential Information to anyone other than to the Company Group, Employee will provide the Company with prompt written notice thereof so that the Company may seek a protective order or other appropriate remedy and Employee will cooperate with and assist the Company in securing such protective order or other remedy. In the event that such protective order is not obtained, or that the Company waives compliance with the provisions of this Section 6(a)(iii) to permit a particular disclosure, Employee will furnish only that portion of the Confidential Information which Employee is legally required to disclose.

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(iv) Nothing in this Agreement or any other agreement with the Company containing confidentiality provisions shall be construed to prohibit Employee from: filing a charge with, participating in any investigation or proceeding conducted by, or cooperating with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency charged with enforcement of any law, rule or regulation (“Government Agencies”); reporting possible violations of any law, rule or regulation to any Government Agencies; making other disclosures that are protected under whistleblower provisions of any law, rule or regulation; or receiving an award for information provided to any Government Agencies. Employee acknowledges that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee further acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

(b) Restrictions On Use And Disclosure Of Confidential Information. At all times during Employee’s employment with the Company and for a period of one (1) year after Employee’s employment with Company terminates, regardless of the reason for termination, Employee agrees: (i) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Confidential Information, except as necessary in the performance of Employee’s duties for the Company Group and for the Company Group’s sole benefit; (ii) not to make, or cause to be made, copies (in any form or format) of the Confidential Information, except as necessary in the performance of Employee’s duties for the Company Group and for the Company Group’s sole benefit; and (iii) to promptly and fully advise the Company of all facts known to Employee concerning any actual or threatened unauthorized use of the Confidential Information or disclosure of the Confidential Information to any unauthorized person about which Employee becomes aware. The restrictions contained in this Section 6(b) also apply to Confidential Information developed by Employee during Employee’s employment with the Company, which are related to the Company Group or to the Company Group’s successors or assigns, as such information is developed for the benefit of and ownership of the Company Group and all rights and privileges to such information or derivative works, including but not limited to trademarks, patents and copyrights remain with the Company Group. Nothing in this Agreement shall restrict Employee’s use or disclosure of information relating to Employee’s Prior Business, or information independently developed by Employee outside of the scope of his employment with the Company.

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(c) Third Party Information. Employee acknowledges that during the course of Employee’s employment with the Company, Employee may have already received or had access to, and may continue to receive or have access to, confidential or proprietary information belonging to third parties (“Third Party Information”). During the Employment Term and thereafter, Employee agrees: (i) to hold the Third Party Information in the strictest confidence, take all reasonable precautions to prevent the inadvertent disclosure of the Third Party Information to any unauthorized person, and follow all of the Company’s policies regarding protecting the Third Party Information; (ii) not to use, permit use of, discuss, disclose, transfer, or disseminate in any manner any Third Party Information, except as necessary in the performance of Employee’s duties for the Company Group; (iii) not to make, or cause to be made, copies (in any form or format) of the Third Party Information, except as necessary in the performance of Employee’s duties for the Company Group; and (iv) to promptly and fully advise the Company of all facts known to the Employee concerning any actual or threatened unauthorized use of the Third Party Information or disclosure of the Third Party Information to any unauthorized person about which Employee becomes aware.

(d) Return of Confidential Information and Property. Upon termination of Employee’s employment with the Company, notwithstanding the reason or cause of termination, and at any other time upon written request by the Company, Employee shall promptly return to the Company all originals, copies, or duplicates, in any form or format (whether paper, electronic or other storage media), of the Confidential Information, except for copies of any documents relating to Employee’s compensation, benefits or other employment terms which Employee may retain and the Third Party Information, as well as any and all other documents, computer discs, computer data, equipment, and property of the Company Group (including, but not limited to, cell phones, credit cards, and laptop computers if they have been provided to Employee), relating in any way to the business of the Company Group or in any way obtained by Employee during the course of Employee’s employment with the Company. Employee further agrees that after termination of Employee’s employment with the Company, Employee shall not retain any copies, notes, or abstracts in any form or format (whether paper, electronic or other storage media) of the Confidential Information, the Third Party Information, or other documents or property belonging to the Company Group.

8. Non-Disparagement. Employee and Company agree that at all times during and after the Employment Term, Employee and any member of the Company Group will not knowingly engage in any conduct that is materially injurious to the reputation or interests of the Employee or the Company Group, including, but not limited to, making disparaging comments via any media or method of communication (or inducing or encouraging others to make disparaging comments) about the Employee, Company Group, any of the shareholders, members, directors, officers, employees or agents of the Company Group, or the Company Group’s operations, financial condition, prospects, products or services. However, nothing in this Agreement shall prohibit either Party from: exercising protected rights under Section 7 of the National Labor Relations Act; filing a charge with, participating in any investigation or proceeding conducted by, or cooperating with any Government Agencies; testifying truthfully in any forum or before any Government Agencies; reporting possible violations of any law, rule or regulation to any Government Agencies; receiving legal advice, or making other disclosures that are required by law or protected under whistleblower provisions of any law, rule or regulation.

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9. Intellectual Property.

(a) Work Product Owned By the Company. Employee agrees that the

Company or the applicable member of the Company Group (each individually the “Assigned Party”) is and will be the sole and exclusive owner of all ideas, inventions, discoveries, improvements, designs, plans, methods, works of authorship, deliverables, writings, brochures, manuals, know-how, method of conducting its business, policies, procedures, products, processes, software, or any enhancements, or documentation of or to the same and any other work product in any form or media that Employee makes, works on, conceives, or reduces to practice, individually or jointly with others, during and in the course of Employee’s employment for the Assigned Party or with the use of the Assigned Party’s time, materials or facilities, and is in any way related or pertaining to or connected with the present or anticipated business, products or services of the Assigned Party whether produced during normal business hours or on personal time. For clarity, this provision does not apply to any intellectual property that Employee developed prior to employment with the Company (“Pre-Existing IP”), and Employee shall retain all rights and ownership to such Pre-Existing IP. All other intellectual property described in this section shall constitute “Work Products”.

(b) Intellectual Property. “Intellectual Property” means any and all (i) copyrights and other rights associated with works of authorship, (ii) trade secrets and other confidential information, (iii) patents, patent disclosures and all rights in inventions (whether patentable or not), (iv) trademarks, trade names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (v) all other intellectual and industrial property rights of every kind and nature throughout the world and however designated, whether arising by operation of law, contract, license, or otherwise, and (vi) all registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in effect.

(c) Assignment. Employee acknowledges Employee’s work and services provided for the Assigned Party and all results and proceeds thereof, including, the Work Products, are works done under Company Group’s direction and control and have been specially ordered or commissioned by the Company Group. To the extent the Work Products are copyrightable subject matter, they shall constitute “works made for hire” for the Company Group within the meaning of the Copyright Act of 1976, as amended, and shall be the exclusive property of the Assigned Party. Should any Work Product be held by a court of competent jurisdiction to not be a “work made for hire,” and for any other rights, Employee hereby assigns and transfers to Assigned Party, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Products, including but not limited to all Intellectual Property pertaining thereto, and in and to all works based upon, derived from, or incorporating such Work Products, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement. Employee hereby waives and further agrees not to assert Employee’s rights known in various jurisdictions as moral rights and grants the Company Group the right to make changes, as the Company Group deems necessary, in the Work Products.

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(d) Pre-Existing Intellectual Property. The Employee has developed and owns certain intellectual property prior to the commencement of employment with the Company (“Pre-Existing IP”). The Company acknowledges and agrees that (i) all rights, title and interest in and to the Pre-Existing IP shall remain the sole and exclusive property of the Employee, (ii) nothing in this Agreement shall be construed as granting the Company any right, title, interest or license in or to the Pre-Existing IP, and (iii) any developments, modifications, or improvements to the Pre-Existing IP made by Employee outside of employment and without use of Company resources shall remain the property of Employee. Within 90 days of the Effective Date, Employee shall provide the Company with a written list of all Pre-Existing IP to be covered by this provision, and such list may be updated from time to time as additional Pre-Existing IP is identified. Employee shall have the right to supplement this list during employment if additional Pre-Existing IP is discovered. The presumption regarding unlisted IP may be rebutted by reasonable evidence that such IP existed prior to employment, including but not limited to dated documents, code repositories, or witness statements.

(e) License of Intellectual Property Not Assigned. Notwithstanding the above, should Employee be deemed to own or have any Intellectual Property (excluding any Pre-Existing IP) that is used, embodied, or reflected in the Work Products, Employee hereby grants to the Company Group, its successors and assigns, the non-exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed the Work Products and such Intellectual Property.

(f) Maintenance; Disclosure; Execution; Attorney-In-Fact. Employee will, at the request and cost of the Assigned Party, sign, execute, make and do all such deeds, documents, acts and things as the Assigned Party and their duly authorized agents may reasonably require to apply for, obtain and vest in the name of the Assigned Party alone (unless the Assigned Party otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same. In the event the Assigned Party is unable, after reasonable effort, to secure Employee’s signature on any letters patent, copyright or other analogous protection relating to a Work Product, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designates and appoints the Assigned Party and their duly authorized officers and agents as Employee’s agent and attorney-in-fact (which designation and appointment shall be (i) deemed coupled with an interest and (ii) irrevocable, and shall survive Employee’s death or incapacity), to act for and in Employee’s behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by Employee.

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(g) Employee’s Representations Regarding Work Products. Employee represents and warrants that all Work Products that Employee makes, works on, conceives, or reduces to practice, individually or jointly with others, in the course of performing Employee’s duties for Assigned Party under this Agreement are (i) original or an improvement of the Assigned Party’s prior Work Products and (ii) do not include, copy, use, or infringe any Intellectual Property rights of a third party.

10. Cooperation. Employee agrees that at all times during the Employee’s employment with the Company and at all times thereafter (including following the termination of the Employee’s employment for any reason), Employee will cooperate with all reasonable requests by the Company Group for assistance in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, involving the Company Group, including by providing truthful testimony in person in any such action, suit, or proceeding, and by providing information and meeting and consulting with the Board or their representatives or counsel, or representatives of or counsel to the Company Group, as reasonably requested; provided, however, that the foregoing shall not apply to any action, suit, or proceeding involving disputes between Employee and the Company Group arising under this Agreement or any other agreement. Employee shall be compensated for time spent at the Company Group’s request providing cooperation pursuant to this section at an hourly rate equal to Employee’s Base Salary divided by 2,080, plus reimbursement for all reasonable out-of-pocket expenses including attorneys’ fees if separate counsel is reasonably necessary.

11. Indemnification & Insurance.

(a)	During and after the Employment Term, the Employee shall be entitled to all rights to indemnification available under the by-laws, certificate of incorporation and any director and officer insurance policies of the Company and the Company, any indemnification agreement entered into between the Company and Employee, or to which Employee may otherwise be entitled through the Company, the Company, and/or any of their respective subsidiaries and affiliates, in accordance with their respective terms. The Company and the Employee hereby refer to the terms of the Indemnification Agreement dated on or about the date hereof between the Company and the Employee (the “Indemnity Agreement”), which forms an integral part of the relationship between the Company and the Employee.

(b)	Notwithstanding any provision to the contrary, if the Company fails to advance expenses to the Employee on a current basis in accordance with the Indemnity Agreement or otherwise breaches its advancement obligations, then, to the fullest extent not prohibited by Delaware law, the Company shall be estopped from (i) initiating or maintaining any legal action or proceeding, directly or indirectly, against the Employee, or (ii) providing material assistance to any third party in connection with any legal action or proceeding against the Employee, in each case to the extent such action or assistance arises out of or relates to matters for which the Employee would otherwise be entitled to indemnification or advancement. For the avoidance of doubt, nothing herein shall prevent the Company from asserting its rights to reimbursement of advanced amounts in the event it is ultimately determined that the Employee is not entitled to indemnification with respect to such matter, provided that such reimbursement shall not affect the Company’s prior compliance with its advancement obligations nor revive any claims barred by estoppel under this provision.

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(c)	The Company shall maintain reasonable and customary directors and officers liability insurance coverage for the benefit of the Employee at all times during the term of Employee’s employment with the Company. The Company agrees to notify the Employee in writing of any changes to such insurance policy, including but not limited to, amendments, cancellations, or non-renewals, within a reasonable time frame to ensure the Employee is fully informed of the status of such coverage.

(d)	This Section 11 shall survive the expiry of this Agreement, or the termination of this Agreement for any reason or no reason, in perpetuity.

12. Severability; Independent Covenants. If any term or provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain enforceable and the invalid, illegal or unenforceable provisions shall be modified so as to be valid and enforceable and shall be enforced as modified. If any part of this Agreement is for any reason held to be overly broad as to time, duration, geographic scope, activity, or subject, it is the intent of the Parties that this Agreement shall be judicially modified by limiting or reducing it to the minimum extent necessary to be enforceable under applicable law, provided that such modification maintains the essential benefits of this Agreement for the Employee. The existence of any claim or cause of action of Employee against the Company Group (or against any member, shareholder, director, officer or employee thereof), whether arising out of the Agreement or otherwise, shall not constitute a defense to: (i) the enforcement by the Company Group of any of the restrictive covenants set forth in this Agreement; or (ii) the Company Group’s entitlement to any remedies hereunder. Employee’s obligations under this Agreement are independent of any of the Company Group’s obligations to the Employee.

13. Remedies for Breach. Employee acknowledges and agrees that it would be difficult to measure the damages to the Company Group from any breach or threatened breach by Employee of this Agreement, including but not limited to Sections 6, 7, and 8 hereof; that injury to the Company Group from any such breach would be irreparable; and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if Employee breaches any of the promises contained in this Agreement, the Company Group shall, in addition to all other remedies it may have (including monetary remedies), be entitled to seek an injunction and/or equitable relief, on a temporary or permanent basis, to restrain any such breach without showing or proving any actual damage to the Company Group. If the alleged violation is not proven by clear and convincing evidence, Employee shall be entitled to immediate reinstatement of all payments, with back pay plus interest at the applicable Delaware statutory rate, and reasonable attorneys’ fees and costs incurred in defending against such allegations. The Company must continue making such payments into an escrow account during any dispute period.

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14. Assignment; Third-Party Beneficiaries. The rights and obligations of the Company under this Agreement may be assigned by the Company only to (i) any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the Company’s stock or assets, or (ii) any affiliate of the Company, provided that in each case (a) the assignee agrees in writing to assume all of the Company’s obligations hereunder, (b) the assignee demonstrates financial capability to fulfill all obligations under this Agreement, and (c) Employee’s role, compensation, and benefits remain substantially similar. No assignment shall relieve the assignor Company from its obligations and liabilities under this Agreement unless Employee provides written consent (all such obligations and/or automatically liabilities assumed by the assignee Company). This Agreement shall be binding upon and inure to the benefit of any successor or assigns of Company. Employee may not assign this Agreement without the written consent of the Company. Employee agrees that each member of the Company Group is an express third party beneficiary of this Agreement, and this Agreement, including other obligations set forth in Sections 6, 7, 8, and 9, are for each such member’s benefit. Employee expressly agrees and consents to the enforcement of this Agreement, including but not limited to other obligations in Sections 6, 7, 8, and 9 hereof, by any member of the Company Group as well as by the Company Group’s future affiliates, successors and/or assigns.

15. Attorneys’ Fees and Costs. In any action brought to enforce or otherwise interpret any provision of this Agreement, the prevailing party may seek to recover reasonable attorneys’ fees and costs from the non-prevailing party to the action or proceeding, as determined by the court or arbitrator based on the circumstances of the case.

16. Employee Disclosure. The Company, on its own behalf and on behalf of the Company Group, acknowledges that the Employee has disclosed, and the Employee hereby further discloses, the following:

(a)	Prior to entering into this Agreement, the Employee was the principal of, and operated a, digital asset trading business called BSQD Corp. and has received certain BERA Tokens from Berachain Operations Corporation that will vest throughout the Initial Term (the “Prior Business”). The Prior Business trades digital assets of every kind and in every market including but not limited to those digital assets that are or may be traded by one or more members of the Company Group today and in the future. Specifically, the Prior Business has engaged and will continue to be engaged in the trading of the BERA Token with all parties, without limitation. The Prior Business continues its operations today under the Employee’s management and with the Employee’s regular involvement. The operation of the Prior Business and the Employee’s involvement with it shall not constitute Cause, breach of fiduciary duty to any member of the Company Group or conflict of interest with respect to any member of the Company Group (including under Section 2(b)) under this Agreement, provided Employee complies with the disclosure obligations specifically set forth in this Section and subject to the limitations contained herein. Subject to applicable confidentiality restrictions of the Prior Business and any legal obligations to third parties, the Employee shall provide all such reasonable disclosures as the Company may, from time to time, request in order to manage all potential conflicts of interests and disclosure obligations of the Company Group, provided that such requests for disclosures shall be limited to information directly related to actual conflicts of interest with the Company Group’s business and further provided that such requests are made in good faith and are not unduly burdensome or designed to interfere with Employee’s Prior Business. Subject to applicable law, the Employee shall have no proactive obligation to make such disclosures to the Company, other than in the Employee’s reasonable judgement as to what is necessary for the Board to make such determination as required in Section 2(b) hereof. Notwithstanding the foregoing, the Employee may, without any obligation or liability, engage his own adviser to manage such disclosures and the Company shall reimburse the Employee for all such costs as and when they are incurred, throughout the term of this Agreement.

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(b)	The Employee has been actively engaged in facilitating the financing of the Company by one or more third-parties which is completed on or around the date of this Agreement (the “Transaction”), in exchange for which the Employee has received certain compensation, certain of which is payable to the Employee over time, after the date of this Agreement.

(c)	The continuation of the Prior Business shall not, in and of itself, constitute Cause or a breach of any fiduciary duty to the Company, provided Employee complies with the disclosure framework set forth herein.

(d)	Employee agrees that in the event that the Prior Business engages in any direct business with the Company, the economic terms of such business arrangement shall be on terms that are no less favorable than would be obtained from a third party.

The Company hereby acknowledges the disclosures in this section 16 and consents to the facts contained in them. The Company hereby acknowledges that the Employee has provided all documentation requested by the Company in respect of these disclosures.

17. Governing Law; Arbitration.

(a) Governing Law. This Agreement shall be governed by the laws of the State of Delaware without regard to its choice of law principles, except where the application of federal law applies.

(b) Arbitration. The Parties agree that any dispute, controversy, or claim arising out of or related to this Agreement, to the maximum extent allowed by applicable law, shall be submitted to final and binding arbitration administered by JAMS, Inc. (“JAMS”) in accordance with the Federal Arbitration Act and the JAMS Employment Arbitration Rules and Procedures (the “Rules”) then in effect, and conducted in Wilmington, Delaware by a single neutral arbitrator selected in accordance with the Rules. The Rules can be found at www.jamsadr.com/rulesemployment- arbitration/. In arbitration, the Parties have the right to be represented by legal counsel; the arbitrator shall permit adequate discovery sufficient to allow the Parties to vindicate their claims and may not limit the Parties’ rights to reasonable discovery; the Parties shall have the right to subpoena witnesses to compel their attendance at hearings and to cross- examine witnesses; the Parties shall have the right to file dispositive motions, including motions for summary judgment or adjudication, without the prior approval of the arbitrator; and the arbitrator’s decision shall be in writing and shall contain essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the power to resolve all disputes and award any type of legal or equitable relief, to the extent such relief is available under applicable law. The Company shall be responsible for paying all costs and fees of the arbitration, including the arbitrator’s fees, any JAMS administrative fees, and Employee’s reasonable attorneys’ fees and costs if Employee prevails on any claim or portion thereof. The Company shall advance all arbitration costs and Employee’s reasonable attorney’s fees during the proceedings, subject to reimbursement only if the Employee’s claims are found to be frivolous by clear and convincing evidence. The parties agree that all fee deposits, as provided under JAMS Employment Rule 31(b), will be due within 30 days of the issuance of the invoice unless the parties mutually agree to extend the time to pay the invoice, or the arbitrator orders the deadline extended based on a showing of good cause. Any award by the arbitrator may be entered as a judgment in any court having jurisdiction in an action to confirm or enforce the arbitration award. Except as necessary to confirm or enforce an award, the Parties agree to keep all arbitration proceedings completely confidential. Notwithstanding the foregoing, either Party may seek preliminary injunctive and/or other equitable relief from a court of competent jurisdiction in support of claims to be prosecuted in arbitration. In the event a dispute, controversy, or claim arising out of or related to this Agreement is found to fall outside of the arbitration provision in this Section 15(b), the Parties agree to submit to the exclusive jurisdiction and venue of the state and federal courts in Wilmington, Delaware for the resolution of such dispute, controversy, or claim.

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(c) Employee acknowledges that this agreement to arbitration of claims set forth in Section 15(b) above is entered freely and knowingly, as part of an arms-length negotiation, and Employee has not been coerced, threatened, or forced into this agreement, nor has the Company conditioned employment, on-going employment, or the receipt of any employment related benefit, upon the acceptance of the covenants in Section 15(b).

18. Mutual Waiver of Jury Trial in Court Proceedings. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY CAUSE OF ACTION, CLAIM, RIGHT, ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING BUT NOT LIMITED TO THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.

19. Waiver. No waiver of any breach or other rights under this Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the party committing the waiver. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this Agreement. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Employee’s conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company’s right at a later time to enforce any such term or provision.

20. Survival. Employee’s post-termination obligations and the Company Group’s post- termination rights under Sections 6 through 18 of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company regardless of the reason for termination; shall continue in full force and effect in accordance with their terms; and shall continue to be binding on the Parties.

21. Independent Advice. Employee acknowledges that the Company has provided Employee with a reasonable opportunity to obtain independent legal advice with respect to this Agreement, and that either: (a) Employee has had such independent legal advice prior to executing this Agreement; or (b) Employee has willingly chosen not to obtain such advice and to execute this Agreement without having obtained such advice.

22. Entire Agreement. This Agreement constitutes the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments.

23. Reimbursement of Legal Fees. The Company agrees to reimburse the Employee for reasonable legal fees incurred in the negotiation and execution of this Employment Agreement and related agreements, up to a maximum amount of US$15,000. Such reimbursement shall be payable within five (5) days upon presentation of documentation evidencing the legal fees incurred by the Employee, in accordance with the Company’s reimbursement policies.

24. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the Party or Parties against whom enforcement of such amendment, supplement, or modification is sought.

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25. Notices. Any notice, request or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed given: (a) upon delivery, if delivered by hand; (b) three (3) days after the date of deposit in the mail, postage prepaid, if mailed by certified U.S. mail; or (c) on the next business day after sending, if sent by prepaid overnight courier service, or when receipt is confirmed, if sent by e-mail. If not personally delivered by hand, notice shall be sent using the addresses and/or email addresses set forth below or to such other address as either Party may designate by written notice to the other:

If to the Employee: at the Employee’s most recent address on the records of the Company.

If to the Company, to:

Greenlane Holdings, Inc.

1095 Broken Sounds Pkwy., NW#100

Boca Raton, FL 33487

26. Code Section 409A Compliance. It is intended that the provisions of this Agreement are either exempt from or comply with the terms and conditions of Section 409A of the Code and to the extent that the requirements of Section 409A of the Code are applicable thereto, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company shall strictly comply with Section 409A of the Code and shall be liable for, and shall indemnify, defend and hold Employee harmless from, any penalties, additional taxes, interest, or other costs imposed on Employee due to the Company’s failure to comply with Section 409A of the Code. The Company’s indemnification obligation under this section shall survive the termination of this Agreement. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A of the Code each installment shall be treated as a separate payment. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year;

(ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

27. Counterparts; Electronic Transmission; Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, including an electronic copy or facsimile, but all of which taken together shall constitute one and the same instrument. The headings used herein are for ease of reference only and shall not define or limit the provisions hereof.

[Remainder of this page intentionally left blank; signatures follow.]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective

Date:

COMPANY:

WAREHOUSE GOODS LLC

EMPLOYEE:

Benjamin Isenberg